MOORE & ASSOCIATES,CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB-2/A of UGODS, Inc., of our reports dated June 20, 2006 on our audit of the financial statements of UGODS, Inc. as of January 31, 2006, and review report of financial statements of UGODS, Inc as of April 30, 2006 and the results of its operations and cash flows for the audited period ended January 31, 2006 and from inception February 8, 2005, and for the results of its operations and cash flows for the reviewed period of April 30, 2006 and the reference to us under the caption "Experts".

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
June 23, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501